UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASHFORD HOSPITALITY PRIME, INC.
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On April, 26, 2016, Ashford Hospitality Prime, Inc. issued the following press release.

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME FILES DEFINITIVE PROXY MATERIALS AND MAILS
LETTER TO STOCKHOLDERS

Urges Stockholders to Vote “FOR” the Company’s Highly-Qualified Nominees on
the GOLD Proxy Card

DALLAS, April 26, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that it has filed with the Securities and Exchange Commission its definitive proxy materials in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016” Annual Meeting), which will take place on June 10, 2016.  Ashford Prime stockholders of record as of the close of business on May 20, 2016 will be entitled to vote at the 2016 Annual Meeting.

The Ashford Prime Board of Directors strongly recommends that stockholders vote the GOLD proxy card “FOR” the re-election of the Company’s highly qualified and experienced director nominees: Montgomery J. Bennett; Stefani D. Carter; Douglas A. Kessler; Curtis B. McWilliams; W. Michael Murphy; Matthew D. Rinaldi; and Andrew L. Strong.

In connection with its definitive proxy filing, the Company is also mailing a letter to stockholders. The letter details the Ashford Prime Board and management team’s ongoing efforts to maximize value for stockholders and addresses Sessa Capital’s campaign, which the Company believes is reckless and destructive to stockholder value.

In the letter, the Company emphasizes that Sessa’s campaign risks triggering a significant termination fee. As the Company previously noted in a press release, dated April 18, 2016, the Ashford Prime Board will not shirk its fiduciary duty to stockholders by approving purported nominees that have not been properly vetted and have failed to comply with Company bylaws. Accordingly, an election of the Sessa slate would result in a termination fee that will erode value by hundreds of millions in the event that Sessa’s proposed nominees are elected and are not first approved by the current Board.

Ashford Prime’s definitive proxy materials, letter to stockholders and other materials relevant to the 2016 Annual Meeting can be found at www.ashfordprimefacts.com.

The full text of the letter follows:

April 25, 2016

Dear Fellow Ashford Hospitality Prime Stockholder:

At the Annual Meeting of Stockholders on June 10, 2016 (the “2016 Annual Meeting”), you will have the opportunity to make an important decision regarding the future of Ashford Hospitality Prime, Inc. (“Ashford Prime” or the “Company”).

Since the creation of Ashford Prime as a separate public company in 2013, the Ashford Prime Board of Directors (the “Board”) and management team have taken several steps to maximize value for stockholders.

We are continuing to make significant progress on the execution of Ashford Prime’s strategic priorities. We are more confident than ever that this is the right team and the right Board to continue to drive growth and oversee continued stockholder value creation.

Your vote is important, and we urge you to make your voice heard at the 2016 Annual Meeting by voting the GOLD proxy card “FOR” the re-election of Ashford Prime’s highly qualified and experienced director nominees: Montgomery J. Bennett, Chairman; Stefani D. Carter; Douglas A. Kessler; Curtis B. McWilliams; W. Michael Murphy; Matthew D. Rinaldi; and Andrew L. Strong.

Your vote is more critical than ever. As you have heard, Sessa Capital (Master), L.P. and certain of its affiliates (collectively, “Sessa”) have notified the Company that Sessa intends to nominate a slate of five nominees for election as directors at the 2016 Annual Meeting in opposition to the nominees recommended by our board of directors. You may receive a proxy statement, white proxy card and other solicitation materials from Sessa. The Company is not responsible for the accuracy of any information provided by or relating to Sessa or its nominees contained in solicitation materials filed or disseminated by or on behalf of Sessa or any other statements that Sessa may make.

COMMITTED TO MAXIMIZING VALUE FOR ALL STOCKHOLDERS

On April 8, 2016, Ashford Prime announced the conclusion of its strategic review process by the independent directors of the Company and several initiatives to enhance value for stockholders. This review, conducted with the support of independent financial and legal advisors, was deliberate and comprehensive in its evaluation of ALL potential alternatives. Taking into account feedback from the investor community and the analysis completed through the strategic review process, the Company announced the following structural changes and longer-term initiatives designed to enhance value for stockholders:

•	Utilizing up to $50 million to initiate a stock repurchase program;
•	Amending the Company’s 2016 dividend policy by increasing the expected quarterly cash dividend for the Company’s common stock by 20%;
•	Liquidating the Company’s investment in the AIM Real Estate Hedged Equity investment fund and utilizing the cash to fund the share repurchase plan;
•	Immediately unwinding the Ashford Prime operating partnership (“OP”) unit enfranchisement preferred equity transaction for the OP’s unit holders; and
•	Commencing the sale process for up to four of the Company’s assets that do not have the RevPAR level and product quality consistent with the long-term vision of Ashford Prime.

ASHFORD PRIME’S BOARD IS HIGHLY QUALIFIED WITH SIGNIFICANT HOSPITALITY AND REAL ESTATE EXPERIENCE

Your existing Board is composed of seven highly qualified directors, five of whom are independent and each of whom has a proven track record of strong corporate governance and management oversight. The existing Board has the experience, qualifications and diversity necessary to continue to provide effective and independent oversight, while driving the Company’s value-enhancing strategy.

The Ashford Prime directors possess distinct knowledge and expertise critical to the Company’s success:
•	Aggregate 44 years of public board experience;
•	Lodging and hospitality industry experience;
•	REIT experience;
•	Real estate experience;
•	Capital markets experience;
•	Transaction experience;
•	Legal experience; and
•	Strong independent lead director

Ashford Prime’s highly-aligned management team, with an aggregate of 140 years of relevant industry experience, has a strong and extensive track record of successfully leading lodging and hospitality companies through a broad array of market cycles, including during times of market distress, and creating significant value for investors that have invested with them in both public and private platforms over the past several decades.

ASHFORD PRIME’S BOARD AND MANAGEMENT TEAM HAVE A RECORD OF SUPERIOR, LONG-TERM PERFORMANCE AND VALUE CREATION

Our strong 2015 results highlight our track record of maintaining operational excellence and generating accretive growth for our stockholders:

•	RevPAR growth of 7.3% in 2015, significantly outperforming the peer average of 4.2%;
•	Exceeded our defined peers in total stockholder returns in 2015 and outperformed the peer average by approximately 1,600 basis points;
•	Continued to build significant liquidity, with net working capital of approximately $169 million as of December 31, 2015. In a volatile and uncertain market, liquidity is crucial;
•	Acquired high-quality properties in gateway and resort markets, including the Ritz-Carlton St. Thomas, Bardessono Hotel & Spa, Sofitel Chicago and Pier House Resort; and
•	Achieved the highest Trip Advisor rankings of all public hospitality REITs for our best-in-class assets and operators.

ASHFORD PRIME’S BOARD AND MANAGEMENT TEAM ARE HIGHLY ALIGNED WITH THE INTERESTS OF ALL STOCKHOLDERS

Ashford Prime’s management team, consisting of seven executives, is the most highly-aligned management team among the Company’s peers with respect to insider equity ownership. A substantial amount of management’s net worth is in Ashford Prime stock, thus they are highly incentivized to maximize stockholder value.

THE COMPANY BELIEVES THAT SESSA’S PROPOSED NOMINEES ARE INEXPERIENCED AND UNQUALIFIED

By now you may have received multiple mailings and white proxy cards from Sessa, a hedge fund that is attempting to take control of your board with a slate of nominees that we unquestionably believe do not have the adequate experience or qualifications necessary to lead your Company.

We believe that Sessa’s nominees have:

•	Inferior relevant expertise to lead the Company;
•	Inferior hospitality experience;
•	Inferior hotel real estate asset management experience;
•	Inferior understanding of the hotel market cycle;
•	Inferior significant public board experience; and
•	History of apparent misrepresentation of qualifications.

THE COMPANY BELIEVES THAT SESSA’S PURPORTED NOMINATION MATERIALS ARE INVALID

The Company believes that Sessa’s purported nomination materials are invalid under the Company's bylaws and that Sessa’s proxy materials have failed to comply with U.S. securities law. Because Sessa’s nominees have failed to comply with numerous Company bylaws, the Company is currently unable to count any stockholder votes for Sessa’s proposed nominees. Therefore, we strongly urge you to make your vote count and vote the GOLD proxy card today.

In its Proxy Statement and other solicitation materials, Sessa has failed to provide numerous facts and information that should be critical to any stockholder’s decision regarding the control of this Company. Consider the following with regard to the materials Sessa has provided, in which Sessa:

•
Failed to disclose what the Company believes to be Sessa’s true plans and proposals for the Company and its assets if Sessa prevails, some of which plans and proposals Sessa has previously discussed with representatives of the Company but has not yet provided to stockholders, including plans to seek to invalidate the termination fee in court and with respect to a potential sale of the Company;

•	Failed to disclose that Sessa’s refusal to comply with the Advance Notice Provisions renders its notice of nomination invalid;
•	Failed to disclose that Sessa’s proposed nominees may lawfully not be permitted to stand for election; and
•
Failed to acknowledge or understand that the Company is subject to contractual obligations with its advisor Ashford Inc. under the advisory agreement – and a change in Board composition does NOT change that – but it DOES risk a substantial erosion of stockholder value through a termination fee payable to Ashford Inc. in the hundreds of millions of dollars in the event that Sessa’s proposed nominees are elected and are not first approved by the current Board.

We believe that Sessa is attempting to intentionally mislead our stockholders into supporting a risky and potentially ruinous plan to take control of your Board – and strip the Company of its assets and value in order to manufacture a short-term profit for itself and its own investors. We believe that Sessa’s Proxy Statement and other solicitation materials are fundamentally misleading and violate federal securities law.

SESSA HAS ARTICULATED NO ACTIONABLE PLAN TO CREATE VALUE

The Company believes that Sessa is an inexperienced activist lacking operational and industry experience that has attempted to nominate a hand-picked slate with no relevant expertise, and whose members would owe their board seats to Sessa, to lead this Company.

•	Sessa has articulated no actionable plan for the Company other than litigation.
•	Based on its prior comments about a sale of the Company, Sessa may be seeking to make a quick profit.

•	Sessa has no experience with investments in lodging or hotel market cycles.

Sessa’s only strategy appears to be a costly and distracting litigation strategy. The Company believes that the litigation claims brought by Sessa are frivolous and without merit.

The Company Believes that Sessa’s Campaign is Reckless and Risks Triggering a Significant Termination Fee Which Would be Costly to Stockholders

Sessa has no ability to unilaterally amend the advisory agreement with Ashford Inc. If Sessa’s proposed slate were elected, their reckless campaign:
•	Could trigger a sizeable termination fee payable to Ashford Inc., the Company’s advisor, in the hundreds of millions of dollars – destroying significant stockholder value;
•	Could result in a hostile and dysfunctional relationship with the Company’s advisor, which could result in an unworkable situation for stockholders and destroy value given Sessa’s litigation strategy;
•	Could result in protracted litigation that could adversely impact the Company’s operations and ability to raise capital;
•	Would remove a highly qualified board with a long history of hospitality experience; and
•	Would add directors that similarly lack the relevant lodging experience and have a history of aligning with activists.

The Board will not shirk its fiduciary duty to stockholders by approving purported nominees that have not been properly vetted and have failed to comply with Company bylaws. Accordingly, an election of the Sessa slate would result in a termination fee that will erode value by hundreds of millions in the event that Sessa’s proposed nominees are elected and are not first approved by the current Board.

Ashford Prime has the Right Board, the Right Leadership, and the Right Strategy to Deliver Stockholder Value Now and Over the Long Term

The Ashford Prime Board and management team are focused on continuing to deliver superior performance, and we will remain diligent in the pursuit of our objectives to drive value for all Ashford Prime stockholders.

We strongly urge you to discard any white proxy cards that you receive from Sessa.

Please do NOT return or otherwise vote any white proxy card sent to you by Sessa. If you have previously submitted a white proxy card sent to you by Sessa, you can still change your vote and support your Board’s nominees by signing, dating and returning the enclosed GOLD proxy card today. You may also vote by internet or telephone by following the instructions set forth on the enclosed GOLD proxy card. We also encourage you to visit the Ashford Prime website, AshfordPrimeFacts.com, to find Company materials regarding the Board’s recommendation for the 2016 Annual Meeting, and for further information on voting your shares.

Protect your investment by voting the GOLD proxy card today “FOR” Ashford Prime’s highly-qualified, experienced director nominees.

We thank you for your continued support.

Sincerely,
Ashford Prime Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

If you have questions about how to vote your shares on the GOLD proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

MacKenzie Partners, Inc.
Stockholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Collect: (212) 929-5500
Email: proxy@MacKenziePartners.com

IMPORTANT
WE URGE YOU TO DISCARD ANY WHITE PROXY CARD SENT TO YOU BY SESSA

Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise; our ability to deploy capital and raise additional capital at reasonable costs to repay debts, invest in our properties and fund future acquisitions; unanticipated increases in financing and other costs, including a rise in interest rates; the degree and nature of our competition; actual and potential conflicts of interest with Ashford Hospitality Trust, Inc., Ashford Hospitality Advisors, LLC (“Ashford LLC”), Ashford Inc., Remington Lodging & Hospitality, LLC, our executive officers and our non-independent directors; our ability to implement and execute on planned initiatives announced in connection with the conclusion of our independent directors’ strategic review process; changes in personnel of Ashford LLC or the lack of availability of qualified personnel; changes in governmental regulations, accounting rules, tax rates and similar matters; legislative and regulatory changes, including changes to the Internal Revenue Code and related rules, regulations and interpretations governing the taxation of real estate investment trusts (“REITs”); and limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in our other filings with the Securities and Exchange Commission (“SEC”).

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
Ashford Hospitality Prime, Inc. (“Ashford Prime”), its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Ashford Prime’s stockholders in connection with its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s definitive proxy statement, filed with the SEC on April 25, 2016. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ashford Prime’s 2016 Annual Meeting.

Ashford Prime has filed a definitive proxy statement in connection with the 2016 Annual Meeting. ASHFORD PRIME STOCKHOLDERS ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY ASHFORD PRIME WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and an accompanying GOLD proxy card are, along with other relevant documents, available at no charge on the SEC’s website at www.sec.gov. Copies of these documents will also be available free of charge from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

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